UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2011

KBS REAL ESTATE INVESTMENT TRUST, INC.

(Exact name of registrant specified in its charter)

Maryland	000-52606	20-2985918
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 22, 2008, KBS Real Estate Investment Trust, Inc. (the “Company”), through an indirect wholly owned subsidiary, acquired a senior mezzanine loan with a face amount of $500,000,000 (the “GKK Mezzanine Loan”). The GKK Mezzanine Loan was used to finance a portion of Gramercy Capital Corp.’s (“Gramercy”) acquisition of American Financial Realty Trust (“AFR”) that closed on April 1, 2008. The borrowers under the GKK Mezzanine Loan are (i) the wholly owned subsidiary of Gramercy formed to own 100% of the equity interests in AFR (“AFR Owner”), (ii) AFR and (iii) certain subsidiaries of AFR that directly or indirectly own equity interests in the entities that own the AFR portfolio of properties (collectively, AFR Owner, AFR and these subsidiaries are the “GKK Borrower”).

As of April 15, 2011, the outstanding principal balance of the GKK Mezzanine Loan was $458.6 million.

Extension of GKK Mezzanine Loan

Effective as of April 15, 2011, the GKK Borrower and the Company, through wholly owned subsidiaries (the “KBS Lenders”), entered into an agreement (the “GKK Extension Agreement”) to extend the maturity date of the GKK Mezzanine Loan from April 15, 2011 to April 29, 2011 (the “Extension Period”). Goldman Sachs Mortgage Company (“Goldman”), Citicorp North America, Inc. (“Citicorp”), SL Green Realty Corp. (“SL Green”) (Goldman, Citicorp and SL Green are, together, the “Mortgage Lenders” and the “Junior Mezzanine Lenders”), Gramercy and certain subsidiaries of Gramercy were also parties to the GKK Extension Agreement, and the GKK Extension Agreement also extended the maturity date of the mortgage loan (the “Mortgage Loan”) and the maturity date of the junior mezzanine loan (the “Junior Mezzanine Loan”) related to Gramercy’s realty portfolio from April 15, 2011 to April 29, 2011.

Under the GKK Extension Agreement, interest will accrue on the GKK Mezzanine Loan at a rate equal to the greater of the Prime Rate plus 1% or one-month LIBOR plus 9.2%. Notwithstanding anything contained in the GKK Extension Agreement to the contrary, in the event that the GKK Borrower or the borrowers under the Mortgage Loan or Junior Mezzanine Loan fail to pay invoices related to the Gramercy realty portfolio and the related assets when such invoices become due, then the KBS Lenders, the Mortgage Lenders and the Junior Mezzanine Lenders (collectively, the “Lenders”) may give notice, at their discretion, that a termination event has occurred under the GKK Extension Agreement and, upon such notice, the maturity date under the GKK Mezzanine Loan, the Mortgage Loan and the Junior Mezzanine Loan (collectively, the “Loans”) shall be deemed to have occurred.

Notwithstanding the above, pursuant to extensions to the repurchase agreement financings that the Company has entered through wholly owned subsidiaries (the “KBS Borrowers”), the KBS Borrowers agreed with the repurchase agreement lenders not to exercise any rights under the GKK Mezzanine Loan agreements without the others’ prior written consent, except the repurchase agreement lenders have the right to exercise the KBS Borrowers’ voting and consent rights (without the KBS Borrowers’ consent) in the event of any bankruptcy, act of insolvency or similar proceeding with respect to the GKK Borrower under the GKK Mezzanine Loan or any borrower under the Mortgage Loan or the Junior Mezzanine Loan, or should any action occur with respect to which the repurchase agreement lenders, in their sole determination, deem it necessary or advisable to avoid or otherwise address an actual or potential material adverse effect on the value of the real estate assets owned by the subsidiaries of the GKK Borrower under the GKK Mezzanine Loan. Additionally, to the extent the KBS Borrowers or any of their affiliates acquire the equity in the GKK Borrower or any of its subsidiaries, or acquire any rights to exercise any vote or action in connection with such equity, the KBS Borrowers agreed not to exercise such rights without the repurchase agreement lenders’ prior written consent. The KBS Borrowers further agreed that any proceeds from the GKK Mezzanine Loan, including the equity in the GKK Borrower or any of its subsidiaries, shall be delivered to the repurchase agreement lenders as additional collateral under the repurchase agreements.

The purpose of the GKK Extension Agreement is to provide the Lenders and Gramercy additional time to negotiate (i) an agreement for an orderly transition of all or substantially all of the assets securing the Loans (the “Collateral”) to the Lenders, (ii) a mutual release of claims among the Lenders and Gramercy, and (iii) subject to certain termination provisions, Gramercy’s continued management of the Collateral on behalf of the Lenders. The terms of such an agreement have not yet been finalized, however, and there can be no assurance that the Lenders and Gramercy will ever consummate such an agreement. If the Lenders and Gramercy are unable to consummate a transition agreement during the Extension Period, the Company anticipates that the Lenders will thereafter attempt to pursue available remedies to enforce the Loans, which will likely include attempting to foreclose on all or substantially all of the Collateral. For a discussion of the risks related the GKK Mezzanine Loan and the Company’s financing of the GKK Mezzanine Loan through repurchase agreements, see the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST, INC.

Dated: April 19, 2011	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chairman of the Board,
Chief Executive Officer and Director